EXHIBIT 10.53

KOSMOS ENERGY LTD.

[AMENDED AND RESTATED] LONG TERM INCENTIVE PLAN

RSU Award Agreement

[Performance Vesting]

You have been granted a restricted share unit award (this “Award”) on the following terms and subject to the provisions of Attachments A and B and the Kosmos Energy Ltd. [Amended and Restated] Long Term Incentive Plan (the “Plan”).  Unless defined in this Award agreement (including Attachments A and B, this “Agreement”), capitalized terms will have the meanings assigned to them in the Plan.  In the event of a conflict among the provisions of the Plan, this Agreement and any descriptive materials provided to you, the provisions of the Plan will prevail.

Participant	[Full name] (the “Participant”)

Number of Restricted Share Units	[•] Restricted Share Units (the “RSUs” or “Restricted Share Units”), if 100% of the Performance Condition (as defined below) is satisfied (the “Target RSUs”)

Grant Date	[•] (the “Grant Date”)

Vesting

Subject to Section 3 of Attachment A, the RSUs shall vest to the extent that both the applicable “Service Condition” and the applicable “Performance Condition” (as such terms are defined below) with respect to such RSUs are satisfied.

Service Condition

Subject to Section 3 of Attachment A, the “Service Condition” shall be satisfied [insert applicable date(s)], in each case if the Participant does not experience a Termination of Service at any time prior to [such] [the applicable] date.

Performance Condition

Subject to Section 3 of Attachment A, the “Performance Condition” shall be deemed satisfied with respect to between 0% and 200% of the RSUs based on attainment of Relative TSR as of the End Date as detailed in Attachment B.

Attachment A

RSU Award Agreement

Terms and Conditions

Grant to:  [Full name]

Section 1.  Grant of RSU Award.  Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants this Award to the Participant on the Grant Date on the terms set forth on the cover page of this Agreement, as more fully described in this Attachment A and in Attachment B.  This Award is granted under the Plan, which is incorporated herein by this reference and made a part of this Agreement.

Section 2.  Issuance of RSUs.

(a)                                 Issuance.  Each RSU shall represent the right to receive up to 200% of a Share upon the vesting of such RSU as determined in accordance with this Agreement.

(b)                                 Voting Rights.  The Participant shall have no voting rights with respect to the RSUs unless and until the Participant becomes the record owner of the Shares, including Dividend Shares (as defined below) to the extent applicable, underlying such RSUs.

(c)                                  Dividend Equivalents.  If a dividend is paid on Shares during the period commencing on the Grant Date and ending on the date on which the Shares underlying RSUs are distributed to the Participant, the Participant shall be eligible to receive an amount equal to the amount of the dividend that the Participant would have received had the Shares underlying the RSUs been distributed to the Participant as of the time at which such dividend is paid; it being understood that no such amount shall be payable with respect to any RSUs that are forfeited.  Such amount shall be paid to the Participant on the date on which the Shares underlying the RSUs are distributed to the Participant in the same form (cash, Shares or other property) in which such dividend is paid to holders of Shares generally.  Any Shares that the Participant is eligible to receive pursuant to this Section 2 are referred to herein as “Dividend Shares.”

(d)                                 Transferability.  The RSUs shall not be assigned, sold, transferred or otherwise be subject to alienation by the Participant.  Any assignment, sale, transfer or other alienation with respect to the Shares issuable upon the vesting of the RSUs shall be in accordance with applicable securities laws.

(e)                                  Withholding Requirements.  The Company may withhold any tax (or other governmental obligation) that becomes due with respect to the RSUs (or any dividend or distribution thereon), and the Participant shall make arrangements satisfactory to the Company to enable the Company to satisfy all such withholding requirements.  Notwithstanding the foregoing, the Committee, in its sole discretion, may permit the Participant to satisfy any such withholding requirement by transferring to the Company pursuant to such procedures as the Committee may require, effective as of the date on which such requirement arises, a number of vested Shares owned and designated by the Participant having an aggregate Fair Market Value as of such date that is equal to the minimum amount required to be withheld.  If the Committee permits the Participant to satisfy any such withholding requirement pursuant to the preceding sentence, the Company shall remit to the Internal Revenue Service and appropriate state and local revenue agencies, for the credit of the Participant, an amount of cash withholding equal to the Fair Market Value of the Shares transferred to the Company as provided above.

Section 3.  Accelerated Vesting, Forfeiture and Distribution.

(a)                                 Termination of Service.

(i)                                     Death or Disability.  In the event of the Participant’s Termination of Service at any time due to the Participant’s death or Disability, the Service Condition shall be deemed fully satisfied as of such termination; provided that, if such termination occurs prior to the End Date, then, subject to Section 3(b), the RSUs shall remain subject to the Performance Condition.

(ii)                                  Without Cause or for Good Reason.  In the event of the Participant’s Termination of Service by the Company or any Affiliate without Cause or by the Participant for Good Reason [[Option 1: the Service Condition shall be deemed fully satisfied as of such termination; provided that, if such termination occurs prior to the End Date, then, subject to Section 3(b), the RSUs shall remain subject to the Performance Condition] [Option 2: and other than as described in Section 3(b) below, (x) the RSUs, if any, for which the applicable Service Condition is satisfied as of such termination shall remain subject to the Performance Condition (if such termination occurs at any time prior to the End Date) and (y) the RSUs, if any, for which the applicable Service Condition is not satisfied as of such termination shall be forfeited in their entirety without any payment to the Participant or, in the Committee’s sole discretion, if required pursuant to applicable law to effect such forfeiture, the Company may repurchase the RSUs at their par value]](1).

(1)  Include Option 1 or Option 2, as applicable.

(iii)                               Without Good Reason.  In the event of the Participant’s Termination of Service by the Participant without Good Reason at any time prior to the End Date, (x) the RSUs, if any, for which the applicable Service Condition is satisfied as of such termination shall remain subject to the Performance Condition and (y) the RSUs, if any, for which the applicable Service Condition is not satisfied as of such termination shall be forfeited in their entirety without any payment to the Participant or, in the Committee’s sole discretion, if required pursuant to applicable law to effect such forfeiture, the Company may repurchase the RSUs at their par value.

(iv)                              For Cause.  In the event of the Participant’s Termination of Service at any time by the Company or any Affiliate for Cause, the RSUs shall be forfeited in their entirety without any payment to the Participant or, in the Committee’s sole discretion, if required pursuant to applicable law to effect such forfeiture, the Company may repurchase the RSUs at their par value.

(b)                                 [Replacement of Award on] Change in Control.

[(i)                                 If a Change in Control occurs and the Participant does not experience a Termination of Service at any time prior to such Change in Control, the Performance Condition shall be deemed satisfied at 100% as of the date of such Change in Control and, following such Change in Control, (x) [insert applicable fraction] of the Target RSUs will vest in the event that any anniversary of [the Grant Date] [insert applicable vesting commencement date] occurs during the first year after such Change in Control, and (y) all of the remaining Target RSUs will fully vest on the earlier of (A) [insert applicable vesting date], if the Participant does not experience a Termination of Service at any time prior to such date, and (B) the Participant’s Termination of Service due to the Participant’s death or Disability, by the Company or any Affiliate without Cause or by the Participant for Good Reason.]

[In the event of a Change in Control, this Award shall cease to represent the right to receive Shares and shall instead represent the right to receive Pubco Shares (as defined below) or cash, as follows:

(i)                                     If, as of immediately following such Change in Control, the shares of the surviving or resulting entity (or the direct or indirect parent of such entity) in such Change in Control are quoted or traded on a stock market or exchange (“Pubco Shares”), this Award shall represent the right to receive, upon the vesting thereof, a number of Pubco Shares having an aggregate Fair Market Value as of immediately following such Change in Control that is equal to the aggregate Fair Market Value of the Shares underlying this Award as of immediately prior to such Change in Control.

(ii)                                  If, as of immediately following such Change in Control, the shares of the surviving or resulting entity (or the direct or indirect parent of such entity) in such Change in Control are not quoted or traded on a stock market or exchange, this Award shall represent the right to receive, upon the vesting thereof, an amount in cash equal to the aggregate Fair Market Value of the Shares underlying this Award as of immediately prior to such Change in Control.]

[[(ii)][(iii)]  [Notwithstanding Section 3(b)(i),] in the event of the Participant’s Termination of Service by the Company or any Affiliate without Cause or by the Participant for Good Reason during the period beginning three months prior to and ending one year after the date on which a Change in Control occurs, the RSUs that have not vested as of the date of such Termination of Service shall fully vest (i.e., the Service Condition shall be deemed fully satisfied, and the Performance Condition shall be deemed to have been satisfied as of 200% as of the date of such Change in Control) as of the later of (x) the date of such Termination of Service and (y) the date on which such Change in Control occurs; provided, however, that if such Termination of Service occurs during the three-month period prior to the date on which such Change in Control occurs, such full vesting of the RSUs shall only apply if such Termination of Service was at the request of a third party that has taken steps reasonably calculated to effectuate such Change in Control or that otherwise arose in connection with or anticipation of such Change in Control.  For the avoidance of doubt, if such Termination of Service occurs during the three-month period prior to the date on which such Change in Control occurs and such Termination of Service was not at the request of a third party that has taken steps reasonably calculated to effectuate such Change in Control or did not otherwise arise in connection with or anticipation of such Change in Control, the RSUs that have not vested as of the date of such Termination of Service shall be treated in accordance with Section 3(a)(ii).](2)

[[(iii)                       In the event that, upon such Change in Control or within [insert applicable date] thereafter, the Participant experiences a Termination of Service by the Company or any Affiliate without Cause or by the Participant for Good Reason, this Award shall fully vest.](3)

(iv)                              Following such Change in Control, this Award shall remain subject to the terms set forth in this Agreement (including the vesting, forfeiture and distribution provisions herein), as modified by this Section 3(b).]

(2)  For Andrew G. Inglis, the Chief Executive Officer of the Company.

(3)  For executive officers other than Mr. Inglis.

(c)                                  Distribution on Vesting.  Subject to the provisions of this Agreement, upon the vesting of any of the RSUs, the Company shall distribute to the Participant, on or within 30 days after the date of such vesting, a number of Shares for each such RSU determined in accordance with Attachment B and, to the extent applicable, the number of Dividend Shares determined in accordance with Section 2(c) of this Attachment A [(such Shares and, if applicable, such Dividend Shares, collectively, the “Maximum Shares”). Notwithstanding the foregoing, if the Maximum Shares exceeds the number of Shares underlying the Target RSUs (the number of Shares equal to such excess, the “Above Target Shares”), in lieu of distributing to the Participant the entire amount of the Maximum Shares, the Committee, in its sole discretion, may determine to pay or distribute, as applicable, to the Participant, on or within 30 days after the date of such vesting, (i) an amount in cash equal to the aggregate Fair Market Value, as of the date of such vesting, of all or any number of the Above Target Shares, as determined by the Committee, and (ii) a number of Shares equal to the Maximum Shares less the number of the Above Target Shares in lieu of which the Participant received a cash payment pursuant to clause (i).](4) Subject to any applicable Lock Up Agreement, on such distribution, any Shares (including Dividend Shares) delivered to the Participant pursuant to this Section 3(c) shall be fully assignable, saleable and transferable by the Participant, and the Company shall deliver such Shares to the Participant by transfer or issuance to the Depository Trust Company for the benefit of the Participant or by delivery of a share certificate registered in the Participant’s name and such transfer or issuance shall be evidenced in the register of members of the Company.

[(d)                             Effect of Failure to Obtain Shareholder Approval of the Plan.  Notwithstanding anything in this Agreement to the contrary, if, as of the date on which any of the RSUs vest, the Company’s shareholders have not approved the Plan, as amended by the Board on January 23, 2015, the Company shall pay to the Participant, in lieu of the Shares (including any Dividend Shares) that would otherwise have been distributed to the Participant pursuant to Section 3(c) (assuming for such purpose that the Committee did not exercise its discretion pursuant to Section 3(c)(i) to pay the Participant cash in lieu of any Above Target Shares), on or within 30 days after such vesting date, an amount in cash equal to the aggregate Fair Market Value, as of such vesting date, of such Shares.](5)

(e)                                  Effect of Failure to Achieve Performance Condition.  On the End Date, any of the RSUs for which the Performance Condition is not satisfied as of such date shall be forfeited without any payment to the Participant or, in the Committee’s sole discretion, if required pursuant to applicable law to effect such forfeiture, the Company may repurchase the RSUs at their par value.

(4)  Include if applicable.

(5)  Include if applicable.

Section 4.  Miscellaneous Provisions.

(a)                                 Notices.  All notices, requests and other communications under this Agreement shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, as follows:

if to the Company, to:

Kosmos Energy Ltd.

c/o Kosmos Energy, LLC

8176 Park Lane, Suite 500

Dallas, Texas 75231

Attention:  [•]

if to the Participant, to the address that the Participant most recently provided to the Company,

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed received on the next succeeding business day in the place of receipt.

(b)                                 Entire Agreement.  This Agreement, the Plan and any other agreements, schedules, exhibits and other documents referred to herein or therein constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.

(c)                                  Amendment; Waiver.  No amendment or modification of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the Company and the Participant, except that the Company may amend or modify this Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement.  No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.  Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

(d)                                 Assignment.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.

(e)                                  Successors and Assigns; No Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns.  Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(f)                                   Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(g)                                  Participant Undertaking.  The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or give effect to any of the obligations or restrictions imposed on either the Participant or the RSUs pursuant to the provisions of this Agreement.

(h)                                 Plan.  The Participant acknowledges and understands that material definitions and provisions concerning the RSUs and the Participant’s rights and obligations with respect thereto are set forth in the Plan.  The Participant has read carefully, and understands, the provisions of the Plan.

(i)                                     Dispute Resolution.  If any dispute arising out of or relating to this Agreement or the Plan, or the breach thereof, cannot be settled through negotiation, the parties agree first to try in good faith to settle such dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules.  If the parties fail to settle such dispute within 30 days after the commencement of such mediation, such dispute shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the arbitral award rendered may be entered in any court having jurisdiction thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

KOSMOS ENERGY LTD.

By:

Name:
Title:

[Name of Participant]

Attachment B

Performance Condition

Section 1.  Definitions.  As used in this Attachment B, the following terms shall have the meanings set forth below:

(a)                                 “End Date” means [•].

(b)                                 “End Price” with respect to a Share or a Peer Share means the average of the closing price of such Share or Peer Share on each of the [•] trading days ending with the End Date on the applicable Principal Exchange; provided that, if such Principal Exchange is a non-U.S. stock market or exchange, each such closing price shall be converted to U.S. dollars at the applicable spot exchange rate as of such trading day; provided further that the Committee shall adjust equitably the End Price with respect to such Share or Peer Share, as calculated in accordance with the preceding clause, to reflect any corporate transaction or event set forth in Section 5(c) of the Plan that affects such Share or Peer Share if such adjustment is appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Award.

(c)                                  “Grant Year” means the year in which the Grant Date occurs.

(d)                                 “Peer” means any of the following companies whose shares are quoted or traded on the End Date on a Principal Exchange: [Africa Oil Corp.,] Anadarko Petroleum Corporation, [Apache Corporation,] BG Group plc, Cairn Energy plc, Cobalt International Energy, Inc., [Genel Energy plc,] [HRT Participacoes em Petroleo SA,] Lundin Petroleum AB, Noble Energy, Inc., [Ophir Energy plc,] Premier Oil plc [,][and] Tullow Oil plc [and] [insert additional peer companies, if applicable].

(e)                                  “Peer Share” means the share of a Peer that is quoted or traded on  a national securities exchange.

(f)                                   “Principal Exchange” means the principal U.S. securities exchange or non-U.S. stock market or exchange on which a Share or Peer Share is quoted or traded as of an applicable date.  For the avoidance of doubt, a Share or Peer Share that is quoted or traded only over the counter shall not be deemed to be quoted or traded on a Principal Exchange.

(g)                                  “Relative TSR” means the percentile ranking of the TSR of a Share in relation to the TSR of each of the Peers’ Shares, as calculated by the Committee in good faith applying a reasonable statistical method.

(h)                                 “Start Date” means [•].

B-1

(i)                                     “Start Price” with respect to a Share or a Peer Share means the average of the closing price of such Share or Peer Share on each of the [•] trading days ending with the Start Date on the applicable Principal Exchange; provided that, if such Principal Exchange is a non-U.S. stock market or exchange, such closing price shall be converted to U.S. dollars at the applicable spot exchange rate on such date; provided further that the Committee shall adjust equitably the Start Price with respect to such Share or Peer Share, as calculated in accordance with the preceding clause, to reflect any corporate transaction or event set forth in Section 5(c) of the Plan that affects such Share or Peer Share if such adjustment is appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Award.

(j)                                    “TSR” with respect to a Share or Peer Share means (i) the sum of (x) the End Price of such Share or Peer Share minus the Start Price of such Share or Peer Share and (y) the aggregate amount of the dividends, if any, paid on such Share or Peer Share for any dividend record dates that occur during the period beginning on the Start Date and ending on the End Date, divided by (ii) such Start Price.

Section 2.  Performance Condition Attainment.

[Insert table setting forth the percentage (between 0% and 200%) of an RSU for which the Performance Condition shall be deemed satisfied based on the percentile attainment of Relative TSR (between 0 and 100) indicated in the corresponding row of the table]

For the avoidance of doubt, to the extent that the total number of Shares (including Dividend Shares, to the extent applicable) eligible to be distributed to the Participant upon vesting of the RSUs pursuant to this Award would otherwise result in the issuance of a fractional Share, such fractional Share shall be cancelled in exchange for a cash payment therefor.

B-2